LENNOX INTERNATIONAL INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
(AMENDED AND RESTATED EFFECTIVE JULY 1, 2025)

SECTION 1.PURPOSE.
This Lennox International Inc. 2022 Employee Stock Purchase Plan (Amended and Restated effective July 1, 2025) (the “Plan”) is intended to advance the interests of Lennox International Inc., a Delaware corporation (the “Company”) and its stockholders by allowing employees of the Company and those Subsidiaries of the Company that participate in the Plan the opportunity to purchase shares of the Company’s common stock, par value $.01 per share (“Common Stock”). It is intended that the Plan will constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Plan will be interpreted and administered in accordance with such intent; provided, however, that the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) may also authorize grants of separate rights under the Plan (to run concurrently with the fiscal quarters described herein) that are not intended to comply with Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Committee for such purpose, the terms of which grants may differ from the terms set forth herein to the extent such differing terms would not cause a grant under the Plan that is intended to comply with Section 423 of the Code to fail to so comply.
SECTION 2.ADMINISTRATION.
The Plan will be administered by the Committee. The majority of the Committee will constitute a quorum, and the Committee may act by a majority of its members present at any meeting at which a quorum is present or by all members acting unanimously by written consent.
The Committee’s interpretation and construction of the Plan or of any subscription to purchase shares of Common Stock under it will be final. The Committee, in its discretion, may establish any policies or procedures that are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. Each Subsidiary of the Company is eligible to participate in the Plan (or any grant under the Plan) if so designated by the Company. The Subsidiaries listed on Exhibit A attached hereto (as of the dates set forth on Exhibit A) are “designated Subsidiaries” eligible to participate in the Plan (including separate rights under the Plan that are not intended to comply with Section 423 of the Code). The Committee delegates the authority to the Executive Vice President, Chief Human Resources Officer, to designate additional Subsidiaries of the Company whose employees will be eligible to participate in the Plan (including separate rights under the Plan that are not intended to comply with Section 423 of the Code), and to determine the terms of grants hereunder (which may differ among the designated Subsidiaries), consistent with terms hereof. The Executive Vice President, Chief Human Resources Officer, may also remove Subsidiaries as eligible to participate in the Plan (or any grant under the Plan). No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any subscription to purchase shares under it.
SECTION 3.DEFINITIONS.
For purposes of the Plan:
(a)The term “Effective Date” has the meaning given in Section 10 of the Plan.
(b)The term “Eligible Employee” means each person who is an employee of the Company or of a participating Subsidiary of the Company, except that the Company may exclude (i) employees whose customary employment is 20 hours a week or less or not more than 5 months in any calendar year, (ii) employees who have been employed less than 2 years and (iii) employees who are citizens or residents of a foreign jurisdiction if the offering or acceptance of a subscription to or by such employees is prohibited by applicable foreign laws or if compliance with such applicable foreign laws would cause the Plan or the subscription to violate the requirements of Section 423 of the Code. A highly compensated employee (within the meaning of Section 414(q) of the Code) who is an “officer” (as such term is defined in Section 16a-1(f) of the Securities Exchange Act of 1934) of the Company may not be an Eligible Employee.
(c)The term “Offering Period” means the period beginning on (and including) the Subscription Date, and ending on (and including) the Purchase Date.
(d)The term “Participant” means an Eligible Employee who has a Subscription and Authorization Form (as defined below) in effect.
(e)The term “Plan Administrator” means a brokerage firm selected by the Company to maintain the Stock Accounts and perform such other administrative duties relating to the Plan as the Company may deem advisable and are permitted by applicable law.
(f)The term “Purchase Date” means (i) for periods prior to the Restatement Date, the last business day of the fiscal quarter in which the related Subscription Date occurs, and (ii) for periods beginning on or after the Restatement Date, the last business day of the fiscal quarter following the fiscal quarter in which the related Subscription Date occurs.
(g)The term “Restatement Date” has the meaning given in Section 10 of the Plan.
(h)The term “Stock Account” means an account or participant trust maintained by a brokerage firm selected by the Company with respect to each Participant as contemplated by Section 6(g) below.
(i)The term “Subscription Date” means (i) for periods prior to the Restatement Date, the first business day of each fiscal quarter of the Company, and (ii) for periods beginning on or after the Restatement Date, the first business day of each of the first and third fiscal quarters of the Company while the Plan is effective. The first Subscription Date under the Plan was July 1, 2022.

(j)The term “Subsidiary” means any corporation in which the Company directly or indirectly owns or controls more than 50 percent of the total combined voting power of all classes of stock issued by the corporation.
SECTION 4.PARTICIPATION.
An Eligible Employee may subscribe to purchase shares of Common Stock under the terms of the Plan and will evidence his or her agreement to subscribe for shares by completing a written or electronic agreement in the form and manner requested by the Company (the “Subscription and Authorization Form”). Subject to the provisions of Section 6(b), a Subscription and Authorization Form will take effect on the first Subscription Date that is within a reasonable time after it has been provided by the Company, but in no event later than the first Subscription Date which is at least 61 days after the date on which the Eligible Employee files the Subscription and Authorization Form. Notwithstanding the foregoing, if immediately after a Subscription Date a Participant owns, or holds options to purchase, stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company, that Participant may not subscribe to purchase shares on the immediately following Purchase Date. For purposes of this paragraph, stock ownership of an individual will be determined under the rules of Section 424(d) of the Code. In the Subscription and Authorization Form, an Eligible Employee will designate any whole percentage to be withheld from such Eligible Employee’s compensation (as defined below) for each payment remitted by the Company to the Eligible Employee and used to purchase shares of Common Stock on the next Purchase Date, subject to the provisions of Section 6(d) and the following limitations: (a) the whole percentage designated by such Eligible Employee cannot be less than 1 percent of his or her compensation (except as provided in Section 6(b) of the Plan or as otherwise determined by the Committee) and cannot exceed 20 percent of his or her compensation (or such lesser percentage as may be determined by the Committee); (b) the maximum number of shares of Common Stock that can be purchased by any one Participant on any Purchase Date cannot exceed 500 shares of Common Stock; and (c) the Committee may establish from time to time minimum payroll deductions. For purposes of converting the payroll deductions of non-U.S. participants to U.S. dollars, the exchange rate used for the purpose of such calculations shall be the rate between U.S. dollars and the applicable currency of the non-U.S. participant published in The Wall Street Journal on the date of purchase. For purposes of this Plan, the term “compensation” means base salary, regular hourly wages, and sales commissions (prior to any reductions in either).
SECTION 5.COMMON STOCK.
The stock purchased under the Plan will be Treasury shares, shares purchased on the open market, shares of original issuance or a combination of the foregoing. Subject to the provisions of Section 6(h), purchases under the Plan cannot exceed 1,000,000 shares in the aggregate of Common Stock. If the dollar amount of shares of Common Stock subscribed for any Offering Period exceeds the number of shares of Common Stock available to be purchased under the Plan, the shares of Common Stock available to be purchased will be allocated on a pro rata basis among the subscriptions.
SECTION 6.TERMS AND CONDITIONS OF SUBSCRIPTIONS.
Subscriptions will be evidenced by a Subscription and Authorization Form in a form provided by the Company. All Participants subscribing to purchase shares will have the same rights and privileges (except as otherwise provided in Section 4), and all subscriptions will be subject to the following terms and conditions and those in the Prospectus for the Common Stock to be issued under the Plan (the “Prospectus”):
(a)Purchase Price. For Offering Periods beginning prior to the Restatement Date, the per-share purchase price will be 95 percent of the fair market value of a share of Common Stock on the Purchase Date. For Offering Periods beginning on and after the Restatement Date, the per-share purchase price will be 85 percent of the lesser of (i) the fair market value of a share of Common Stock on the Subscription Date and (ii) the fair market value of a share of Common Stock on the Purchase Date. During such time as Common Stock is traded on the New York Stock Exchange, the fair market value per share will be the closing price of a share of Common Stock on the applicable date (or on the next preceding regular business date when shares of Common Stock are traded if no shares of Common Stock were traded on such date). Subject to the foregoing, the Committee has full authority and discretion in fixing the purchase price, subject to applicable legal requirements, including under Section 409A of the Code.
(b)Medium and Time of Payment. The purchase price will be payable in full in U.S. dollars, pursuant to uniform policies and procedures established by the Committee. The funds required for payment will be derived by withholding from a Participant’s compensation. A Participant will have the right, during the period between the first day of the second month prior and last day of the second month prior to the start of an Offering Period, to change his or her subscription for such Offering Period and all subsequent Offering Periods or to withdraw from the Plan. With respect to the first Offering Period beginning on or after the Restatement Date, except to the extent otherwise determined by the Committee, if an Eligible Employee who participated in the immediately preceding Offering Period does not take action to change or revoke such Eligible Employee’s subscription for such immediately preceding Offering Period (the “Prior Subscription”) prior to such Offering Period, such Eligible Employee’s Prior Subscription will apply to such Offering Period and future Offering Periods under the Plan until changed or withdrawn. A Participant will have the right to cancel his or her subscription in whole for any Offering Period and to obtain a refund of amounts withheld from his or her compensation for such Offering Period by submitting a written request by the 15th calendar day of the month prior to the month in which the Purchase Date for such Offering Period occurs. Those amounts will thereafter be paid to the Participant within a reasonable period of time.
(c)No Interest on Employee Funds. No interest will accrue on any amounts withheld from a Participant’s compensation.
(d)Accrual Limitation. No subscription will permit the rights of a Participant to purchase stock under all “employee stock purchase plans” (as defined in the Code) of the Company and its Subsidiaries to accrue, under the rules set forth in Section 423(b)(8) of the Code, at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of subscription) for each calendar year.

(e)Termination of Employment. If a Participant ceases to be an Eligible Employee for any reason before any applicable Purchase Date, the total unused payments credited to his or her account on the date of termination will be refunded to the Participant (or his or her estate) within a reasonable time, without interest, and no purchase will be made with respect to such Participant on such Purchase Date.
(f)Transferability. Payments credited to a Participant’s account, and any rights to subscribe to purchase shares of Common Stock under the Plan, cannot be transferred by a Participant, except by the laws of descent and distribution.
(g)Custody of Shares. All shares of Common Stock purchased as provided in the Plan will be initially maintained in separate Stock Accounts for the Participants by the Plan Administrator. The Company will deliver the shares to the Stock Account as soon as reasonably practicable after the close of the applicable Purchase Date. A Participant will be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title, and to move those shares to another brokerage account of the Participant’s choosing. The Plan Administrator may require, in its sole discretion, that the Participant bear the cost of transferring such shares.
(h)Adjustments. Subject to the requirements of Section 424 of the Code to the extent applicable, the Committee shall make or provide for such adjustments in the purchase price and in the number or kind of shares of Common Stock or other securities covered by outstanding subscriptions, or specified in the second sentence of Section 5 of the Plan, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding subscriptions under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.
(i)Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to any Common Stock covered by his or her subscription until the Purchase Date following payment in full. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except as provided in Section 6(h) of the Plan.
(j)Fractional Shares. Unless otherwise determined by the Committee, fractional shares may be purchased under the Plan and credited to an account for the Participant.

(k)Other Provisions. The Subscription and Authorization Form and the Prospectus will contain such other provisions as the Company may deem advisable and that do not conflict with the terms of the Plan.
SECTION 7.TERM OF PLAN.
The Plan shall continue in effect until the earlier of (a) its termination by the Board, and (b) the issuance of all Common Stock available for issuance under the Plan. With respect to the authority delegated to the Executive Vice President, Chief Human Resources Officer under Section 2 of the Plan: (1) the maximum number of shares of Common Stock issuable pursuant to offerings made under the delegated authority shall be the lesser of (x) 1,000,000 shares and (y) the number of shares remaining available for purchases under Section 5 of the Plan; (2) the time period during which purchase rights under this Plan, and shares issuable upon exercise thereof, may be issued pursuant to the delegated authority shall end on the tenth anniversary of the Effective Date; (3) the minimum consideration for which purchase rights may be granted pursuant to the delegated authority shall be the par value per share of Common Stock, which may be satisfied by the provision of services; and (4) the minimum consideration for which shares may be issued upon exercise of purchase rights granted pursuant to the delegated authority shall be 85 percent of the lesser of (x) the fair market value of a share of Common Stock on the Subscription Date and (y) the fair market value of a share of Common Stock on the Purchase Date, determined in accordance with this Plan.
SECTION 8.GOVERNING LAW.
The Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law.
SECTION 9.AMENDMENT OF THE PLAN.
The Plan may be amended from time to time by the Committee, but unless approved by the stockholders, no amendment will (a) increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by Section 6(h) of the Plan will not be limited by this provision) or (b) materially modify the requirements as to eligibility for participation in the Plan.
SECTION 10.APPROVAL OF STOCKHOLDERS; EFFECTIVE DATE; RESTATEMENT DATE.
The Plan took effect on March 11, 2022, the date of its adoption by the Board (the “Effective Date”). It was subsequently approved by the Company’s stockholders on May 19, 2022. The Plan was most recently amended and restated as of March 20, 2025, to be effective as of July 1, 2025 (the “Restatement Date”) to reflect changes adopted by the Committee in accordance with the authority granted by Section 9 of the Plan.

Exhibit A

Advanced Distribution Products LLC (effective July 1, 2022)
Allied Air Enterprises LLC (effective July 1, 2022)
Heatcraft Refrigeration Products LLC (effective July 1, 2022)
Lennox AES Holdings LLC (effective April 1, 2024)
Lennox AES Industries LLC (effective April 1, 2024)
Lennox Global LLC (effective July 1, 2022)
Lennox India Technology Centre Private Limited (effective January 1, 2024)
Lennox Industries Inc. (effective July 1, 2022)
Lennox Industries (Canada) ULC (effective July 1, 2022)
Lennox National Account Services Inc. (effective July 1, 2022)